EXHIBIT 99.1

CONTACTS:	Christopher Payan
Chief Executive Officer
(516) 390-2134

Investor Relations: Cara O’Brien/Leigh Parrish
Media Relations: Melissa Merrill
Financial Dynamics
212-850-5600

FOR IMMEDIATE RELEASE

EMERGING VISION OBTAINS $2 MILLION CREDIT FACILITY

Garden City, NY, September 6, 2005 – Emerging Vision, Inc. (OTCBB – ISEE.OB) today announced that the Company has obtained a revolving credit facility providing for aggregate borrowings of up to $2 million with Manufacturers and Traders Trust Corporation. The credit facility matures in August 2007 and will accrue interest at the variable rate of LIBOR plus 2.75%.

Christopher Payan, Chief Executive Officer of Emerging Vision, commented, “We are excited about establishing this relationship with M&T Bank. Obtaining this financing substantiates the renewed strength of our operations and further demonstrates the tangible benefits resulting from the successful completion of our restructuring initiatives. Securing this credit facility with a strong financial institution like M&T Bank is a very positive step for Emerging Vision. Moreover, it provides us with a valuable financial tool to help execute our business strategy as we look to diversify our business through future growth opportunities within the optical industry.”

About Emerging Vision

Emerging Vision, Inc. is a leading provider of eye care products and services and currently operates one of the largest franchised optical chains in the United States. Principally under the Sterling Optical and Site for Sore Eyes brands, the Company has nearly 175 franchised and company-owned stores located across 19 states, the District of Columbia, Canada and the U.S. Virgin Islands. Most of the Company's stores offer prescription and non-prescription eyeglasses, eyeglass frames, ophthalmic lenses, contact lenses, sunglasses, and a range of ancillary items. The Company also operates VisionCare of California (d/b/a Sterling VisionCare), a specialized health care maintenance organization that employs licensed optometrists to provide services for stores located in California. For more information, visit Emerging Vision's website at www.emergingvision.com.

Certain statements made in this news release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors are discussed in detail in Form 10-K for the fiscal year ended December 31, 2004.  Given these uncertainties, investors are cautioned not to place undue reliance on such forward-looking statements.  We disclaim any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements contained in the Annual Report on Form 10-K or this news release except as required by law.

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